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                                                                     EXHIBIT 5.1


                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]


                                  June 22, 2001



Quest Software, Inc.
8001 Irvine Center Drive
Irvine, California  92618

     Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-4 (the "Registration Statement") filed on June 22, 2001 by Quest Software, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 4,000,000 shares (the "Shares") of Common Stock of the Company. The Shares may be issued from time to time to acquire assets or businesses, as described in the Registration Statement.

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, and subject to applicable state securities laws, it is our opinion that the Shares when issued and paid for in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                             Very truly yours,

                                             STRADLING YOCCA CARLSON & RAUTH


                                             /s/ Stradling Yocca Carlson & Rauth